Exhibit 10.3

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of September 15, 2010 is entered into by and among the financial institutions signatory hereto (each a “Lender” and collectively the “Lenders”), BANK OF AMERICA, N.A., as Agent for the Lenders (in such capacity, “Agent”) and CLEARWATER PAPER CORPORATION, a Delaware corporation (“Borrower”).

RECITALS

A. Borrower, Agent and the Lenders have previously entered into that certain Loan and Security Agreement dated as of November 26, 2008 (as amended, supplemented, restated and modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B. Borrower has requested that Agent and the Lenders amend the Loan Agreement, which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.

C. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Loan Agreement.

(a) The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Fixed Charge Coverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans
I	Greater than or equal to 1.50 to 1.00	0.75%	2.25%

II	Less than 1.50 to 1.00 but greater than or equal to 1.25 to 1.00	1.00%	2.50%

III	Less than 1.25 to 1.00	1.25%	2.75%

The margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.”

(b) The definition of “Availability Block” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Availability Block: $0.”

(c) The definition of “EBITDA” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“EBITDA: with respect to any period, determined on a consolidated basis for Borrowers and Subsidiaries, net income for such period, calculated before (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) any non-cash items relating to stock based employee compensation or equity or stock option plans, (v) gains or losses arising from the sale of capital assets, (vi) gains (and losses) arising from the write-up (and write-downs) of assets, (vii) any extraordinary gains, (viii) fees and expenses incurred in connection with Project Columbia, (ix) for any period ending on or prior to the 24th month following the consummation of Project Columbia, non-recurring or unusual expenses incurred in connection with Permitted Acquisitions, consolidations, restructuring, reorganizations, Permitted Asset Dispositions, damage to properties (not covered by insurance) caused by natural disasters, such as severance, earn-out obligations, costs associated with retention, and the like to the extent such consolidations, restructurings, reorganizations, or other dispositions are permitted pursuant to the terms of this Agreement in an amount not to exceed $20,000,000, (x) all non-cash charges, including purchase accounting and any write-down of or impairment charges with respect to goodwill and other intangibles, (xi) losses and gains realized on Permitted Asset Dispositions (other than dispositions of Inventory), (xii) currency translation and hedging gains and losses, and (xiii) net loss from discontinued or disposed of operations permitted pursuant to the terms of this Agreement, (in each case, to the extent included in determining net income for such period).”

(d) The definition of “Fixed Charges” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made on Borrowed Money (other than: (i) repayments of the Revolver Loans; (ii) repayments of the Potlatch Indebtedness to the extent permitted under Section 10.2.8(c); and (iii) repayments of Debt permitted under Section 10.2.1(v) to the extent permitted under Section 10.2.8(e)), cash taxes paid, Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), Distributions made, and all payments required to be made under the Code or applicable law on account of any Plan, Pension Plan, Multiemployer Plan or Foreign Plan.”

(e) The definition of “Letter of Credit” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower or City Forest under the Sub Bond Facility.”

(f) The definition of “Letter of Credit Subline” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Letter of Credit Subline: $50,000,000.”

(g) The definition of “Permitted Acquisition” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Acquisition: any Acquisition by any Borrower in a transaction that satisfies each of the following requirements: (a) such Acquisition is not a hostile acquisition or contested by the Person to be acquired; (b) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto; (c) both before and after giving effect to such Acquisition, each of the representations and warranties in the Loan Documents is materially true and correct (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); (d) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition; (e) as soon as available, but not less than 30 days prior to such Acquisition, the Borrowers have provided Agent (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by Agent including pro forma financial statements, statements of cash flow, and Availability projections; (f) not later than 15 Business Days prior to the anticipated closing date of such Acquisition, Borrowers shall have provided the Agent with copies of the acquisition agreement and other material documents relative to such Acquisition, which agreement and documents must be reasonably acceptable to Agent; (g) the aggregate purchase consideration payable (including deferred payment obligations, but excluding issuances of Equity Interests of Clearwater) in respect of all Acquisitions made during the term of this Agreement shall not exceed $100,000,000; (h) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned direct or indirect Subsidiary of a Borrower and, in accordance with Section 10.1.9, an Obligor pursuant to the terms of this Agreement; (i) if such Acquisition is an acquisition of assets, the Acquisition is structured so that an Obligor (or a newly organized Subsidiary that becomes an Obligor) shall acquire such assets; (j) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States; (k) no Debt will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Debt permitted under Section 10.2.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens; and (l) both before and after giving effect to any such Acquisition, Modified Availability is greater than $50,000,000; provided that, notwithstanding the foregoing, Project Columbia shall be a Permitted Acquisition so long as (1) each of the conditions set forth in clauses (a), (b), (h), (i), (k) and (l) are satisfied, (2) the assets being acquired are located within the United States and Canada, (3) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of Project Columbia and Clearwater shall have the right terminate its obligation to consummate Project Columbia and (4) the aggregate purchase consideration payable in connection with Project Columbia shall not exceed $550,000,000. In no event will assets acquired pursuant to a Permitted Acquisition constitute Eligible Accounts, Eligible Inventory or Eligible Semi-Finished Inventory prior to completion of a field examination and other due diligence acceptable to Agent in its discretion.”

(h) The definition of “Permitted Asset Disposition” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Asset Disposition: as long as: (x) no Default or Event of Default exists (provided that, in the case of clauses (a) and (c) only, such Asset Dispositions will continue to be permitted unless Agent has given Borrower Agent notice otherwise), and (y) in the case of clauses (a) and (c) only, all Net Proceeds are remitted to a Dominion Account, an Asset Disposition that is: (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of assets (other than Accounts or Inventory) that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $10,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a disposition of Property (other than any Collateral) that is exchanged for credit against the purchase price of similar replacement property (including like-kind exchanges), (f) a transfer of Property by: (i) a Borrower to another Borrower; (ii) a Guarantor to another Guarantor; (iii) a Guarantor to a Borrower or (iv) a Borrower to a Guarantor in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) a sale of Property in one transaction, the proceeds of which will be used to satisfy and discharge or make arrangements for the satisfaction and discharge or prepayment of Clearwater’s obligations under the Retained Obligation Agreement so long as: (i) the aggregate fair market or book value (whichever is more) of all Collateral sold in such transaction does not exceed $10,000,000; (ii) such transaction could not reasonably be expected to have a Material Adverse Effect; (iii) Borrowers remit to Agent for application to the Obligations an amount equal to the fair market or book value (whichever is more) of all Collateral sold in such transaction; (iv) not later than thirty (30) days prior to the anticipated closing date of such transaction, Borrowers shall have provided the Agent with written notice of such proposed transaction; (v) the proceeds of the proposed transaction which can be allocated to the Collateral being sold in such transaction exceed the amount of the Borrowing Base attributable to such Collateral; and (vi) not later than 15 Business Days prior to the anticipated closing date of such transaction, Borrowers shall have provided the Agent with copies of the sale agreement and other material documents relative to such transaction, which agreement and documents must be reasonably acceptable to Agent; (h) a transfer of Property by Clearwater to Retainco prior to the “Distribution” (as defined in the Separation Agreement) in accordance with the terms of the Spin-Off Documents; (i) a distribution of Retainco to Potlatch in accordance with the terms of the Spin-Off Documents; (j) a disposition of assets (other than Accounts or Inventory) that are surplus or obsolete or otherwise unusable in the Ordinary Course of Business, (k) a dissolution or liquidation of any of Borrower’s Subsidiaries so long as such dissolution or liquidation is permitted pursuant to Section 10.2.9, (l) a disposition of non-strategic assets (other than Accounts or Inventory) identified by Clearwater’s board of directors as such or (j) approved in writing by Agent and Required Lenders.”

(i) The definition of “Restricted Investment” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries (i) to the extent existing on the Closing Date, (ii) made after the Closing Date so long as, as of the making of such Investment (A) no Default or Event of Default exists and (B) after giving effect to any such Investment, Borrower has Excess Availability of at least $60,000,000; provided that (1) the aggregate amount of all such Investments made by a Borrower in a Guarantor pursuant to this clause (ii) together with all intercompany loans made pursuant to clause (e) of Section 10.2.7 shall not exceed $120,000,000; and (2) the foregoing limitation shall be increased from time to time (without duplication of any increase pursuant to clause (e) of Section 10.2.7) in the amount of distributions by a Subsidiary to a Borrower, and by redemptions and repurchases of Equity Interests issued by a Subsidiary and held by a Borrower; provided further that (x) the aggregate amount of all such Investments made by a Borrower in any Foreign Subsidiary and City Forest pursuant to this clause (ii) together with all intercompany loans made pursuant to clause (f) of Section 10.2.7 shall not exceed $30,000,000; provided that the foregoing limitation shall be increased from time to time (without duplication of any increase pursuant to clause (f) of Section 10.2.7) by the amount of repayments and prepayments made to a Borrower by a Foreign Subsidiary or City Forest; and (y) before any Investments have been made in any Foreign Subsidiary pursuant to this clause (ii), Agent shall have been granted a security interest in 65% of the voting stock of such Foreign Subsidiary; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; (e) Investments consisting of accounts receivable created, acquired or made by any Obligor in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; (f) Investments consisting of Equity Interests, obligations, securities or other Property received by any Obligor in settlement of accounts receivable from bankrupt obligors; (g) Investments set forth on Schedule P-1; (h) Investments received as the non-cash portion of the consideration received in connection with a Permitted Asset

Disposition; (i) Investments resulting from pledges and deposits constituting Permitted Liens; (j) Hedging Agreements to the extent permitted under Section 10.2.15; (k) Investments made in the Ordinary Course of Business in connection with obtaining, maintaining or renewing customer contracts; (l) Investments consisting of the establishment, deposit of funds (other than proceeds of any Revolver Loans) into, and investment of funds on deposit in, the Potlatch Escrow Account in accordance with the terms of the Retained Obligation Agreement (it being understood that this clause (l) shall not be deemed to be implied consent to any Asset Disposition or incurrence of Debt otherwise prohibited by the terms and conditions of this Agreement); (m) so long as both before and after giving effect to any such Investment, Modified Availability is greater than $50,000,000, and so long as no Default or Event of Default shall have occurred and be continuing or would result from the making of such Investment, Investments in joint ventures in which a Borrower or a Guarantor acquires or has an Equity Interest, not to exceed at any time $5,000,000, provided that such limitation shall be increased from time to time as such Borrower or Guarantor receives distributions or redemptions with respect to such an Equity Interest; (n) the transfer by Clearwater of $50,000,000 to Retainco prior to the distribution of Retainco by Clearwater to Potlatch, all in accordance with the Spin-Off Documents; and (o) Investments otherwise permitted by Agent in writing.”

(j) The definition of “Trigger Period” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than, at any time, $50,000,000; and (b) continuing until, during the preceding 60 consecutive days, no Event of Default has existed and Availability has been greater than, at all times, $62,500,000.”

(k) The definition of “Unused Line Margin” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Unused Line Margin: the percentage set forth below, as determined by the Line Usage for the prior month:

Level	Line Usage	Unused Line Margin
I	Greater than 50%	0.50%

II	Less than or equal to 50%	0.75%

The Unused Line Margin shall be subject to increase or decrease based upon the Line Usage for the prior month, as determined by Agent. If by the first day of a month, any Borrowing Base Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the Unused Line Margin shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt.”

(l) Section 1.1 of the Loan Agreement is hereby amended by inserting the following definitions in their proper alphabetical order:

“11  1/2% Senior Secured Notes Indenture: the notes issued under the 11 1/2% Senior Secured Notes Indenture.”

“11  1/2% Senior Secured Notes Indenture: that certain Indenture, dated as of June 3, 2009, by and among Cellu Tissue Holdings, Inc., certain of its Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A.”

“City Forest: Cellu Tissue-CityForest LLC, a Wisconsin limited liability company.”

“Clearwater Indenture: Indenture dated as of June 11, 2009 between Clearwater and US Bank National Association.”

“Project Columbia: the acquisition of Cellu Tissue Holdings, Inc. and certain of its Subsidiaries pursuant to that certain Agreement and Plan of Merger, dated as of September 15, 2010 among Clearwater, Sand Dollar Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of Clearwater, and Cellu Tissue Holdings, Inc.”

“Sub Bond Facility: that certain Loan Agreement, dated as of March 1, 1998, between City of Ladysmith, Wisconsin and City Forest (as successor by merger to CityForest Corporation), that certain Amended and Restated Reimbursement Agreement, dated as of March 21, 2007 (the “Reimbursement Agreement”), between City Forest and Associated Bank (as amended by the First Amendment to the Amended and Restated Reimbursement Agreement, dated as of December 4, 2009 and as may be amended after the date hereof), that certain Indenture of Trust, dated as of March 1, 1998, from City of Ladysmith, Wisconsin, as Grantor, to Norwest Bank Wisconsin, N.A., as Trustee, that certain Guaranty, executed and delivered as of March 21, 2007 by Cellu Tissue Holdings, Inc. in favor of Associated Bank, National Association (and any Guaranty that may need to be issued by Clearwater), and that certain “Bonds Letter of Credit” (as defined in the Reimbursement Agreement), including any replacement thereof issued by Associated Bank after the date hereof.”

(m) The first sentence of Section 2.1.7(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Provided there exists no Default or Event of Default, and subject to the terms and conditions of this Section 2.1.7, on no more than 2 occasions, upon notice to Agent and Lenders, Borrowers may request an increase in the Revolver Commitments to an amount not more than $175,000,000 in the aggregate.”

(n) Section 8.6.1(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows: “(b) move Collateral to: (i) another location in the United States, upon 30 Business Days’ prior written notice to Agent, and (ii) another location in Canada, upon 30 Business Days’ prior written notice, so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, and (B) the aggregate amount of Collateral moved to Canada does not exceed $8,000,000 (or such larger amount as greed to by Agent)”.

(o) The second sentence of Section 9.1.15 of the Loan Agreement is hereby amended and restated in its entirety to read as follows: “No Borrower or Subsidiary is a party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15 or as permitted in Section 10.2.14.”

(p) The last sentence of Section 10.1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Documents required to be delivered pursuant to Sections 10.1.2(a) or (b) shall be deemed to have been delivered on the date on which such documents have been posted with the Securities Exchange Commission, unless Agent notifies Borrower Agent that no service is available to Agent and the Lenders under which the service provider will provide Agent and the Lenders copies of such documents promptly following the posting with the Securities Exchange Commission.”

(q) Section 10.1.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary and Agent so requests, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person which are of the same type as the Collateral, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate; provided that, for so long as the terms and conditions of the Restrictive Agreement described in clause (e) of Section 10.2.14 prohibit City Forest from guarantying the Obligations, this Section 10.1.9 shall not apply to City Forest.”

(r) Section 10.2.1 of the Loan Agreement is hereby amended by: (1) deleting the “and” at the end of clause (o) of such Section, (2) inserting “or the foregoing” in clause (p) after “any of the preceding”, (3) deleting the “.” at the end of clause (p) of such Section and replacing it with a “;” in lieu thereof, and (4) adding the following clauses to the end of such Section:

“(q) Debt to finance the construction of Clearwater’s facility located in Shelby, North Carolina so long as: (i) it is in an aggregate principal amount that does not exceed $250,000,000, (ii) it has a final maturity date no sooner than ninety (90) days following the Revolver Termination Date, (iii) if it is secured, it is secured solely by such facility and Agent shall have received a mortgagee waiver in form and substance reasonably satisfactory to Agent, (iv) it is upon fair and reasonable terms, and (v) both before and after giving effect thereto, no Trigger Period is in effect;

(r) Debt consisting of senior notes to be issued by Clearwater, on terms and conditions materially similar to those in the Clearwater Indenture, in an aggregate amount not to exceed $500,000,000 the principal purpose of which is to finance Project Columbia, to satisfy and discharge the tender offer and redemption of the 11 1/2% Senior Secured Notes and to repay any Debt incurred by Clearwater pursuant to clause (v) below;

(s) Debt assumed as a result of the 11 1/2% Senior Secured Notes remaining outstanding after the closing of Project Columbia pending their discharge under the 11 1/2% Senior Secured Notes Indenture in an amount not to exceed $234,500,000;

(t) Debt under the Sub Bond Facility, in an aggregate amount not to exceed $16,000,000;

(u) Guarantee given by Clearwater for the benefit of the Associated Bank, National Association, guarantying the Debt permitted under clause (t) above pursuant to the Sub Bond Facility;

(v) Debt in an aggregate amount not to exceed $350,000,000 under a bridge loan facility the principal purpose of which is to finance Project Columbia, to satisfy and discharge the tender offer and redemption of the 11 1/2% Senior Secured Notes, on terms and conditions substantially similar to those set forth in the commitment letter from Banc of America Securities LLC and Banc of America Bridge LLC to Clearwater dated September 15, 2010, in the event the senior note offering described in clause (r) above is not closed concurrently with or prior to the closing of Project Columbia; provided that at such time as the Debt permitted pursuant to clause (r) above is incurred, Debt under such bridge loan facility shall no longer be permitted; and

(w) Obligations of Cellu Tissue Holdings, Inc. and certain of its Subsidiaries to reimburse the issuer or issuers of letters of credit outstanding at the time of the consummation of Project Columbia.”

(s) Section 10.2.2 of the Loan Agreement is hereby amended by: (1) deleting the “and” at the end of clause (q) of such Section, (2) inserting “or the following clauses (s) and (t)” in clause (r) after “the foregoing clauses (a) through (q)”, (3) deleting the “.” at the end of clause (r) of such Section and replacing it with a “;” in lieu thereof, and (4) adding the following clauses to the end of such Section:

“(s) Liens securing Debt permitted pursuant to clause (q) of Section 10.2.1 but only so long as (i) such Liens encumber only the fixed assets located at Clearwater’s facility located in Shelby, North Carolina and (ii) Clearwater has delivered to Agent mortgagee waiver, in form and substance satisfactory to Agent, from the holder of such secured Debt;

(t) Liens solely encumbering the assets of City Forest securing the Obligations under the Sub Bond Facility; and

(u) Liens on cash and deposit accounts securing the Debt permitted under Section 10.2.1.(w).”

(t) Section 10.2.3 of the Loan Agreement is hereby amended by replacing “$40,000,000” as it appears in clauses (iv) and (v) thereof with “$150,000,000”.

(u) Section 10.2.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel, relocation and other expenses,

commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower; (e) so long as (i) no Default or Event of Default exists and (ii) after giving effect to any such intercompany loans from a Borrower to a Guarantor, Borrower has Excess Availability of at least $60,000,000, intercompany loans by a Borrower to a Guarantor; provided that the aggregate amount of all such intercompany loans pursuant to this clause (e) and all Restrictive Investments made by a Borrower in any Guarantor pursuant to clause (a)(ii) of the definition of Restricted Investments shall not exceed $120,000,000; provided that the foregoing limitation shall be increased (without duplication of any increase pursuant to clause (a)(ii) of the definition of Restricted Investments) from time to time by the amount of repayments and prepayments made to a Borrower by a Guarantor and (f) so long as (i) no Default or Event of Default exists, (ii) after giving effect to any such intercompany loans from a Borrower to any Foreign Subsidiary and City Forest, Borrower has Excess Availability of at least $60,000,000, and (iii) Agent has been granted a security interest in 65% of the voting stock of any such Foreign Subsidiary, intercompany loans by a Borrower to any of Borrower’s Foreign Subsidiaries or City Forest; provided that the aggregate amount of all such intercompany loans pursuant to this clause (f) and all Restrictive Investments made by a Borrower in any Foreign Subsidiaries or City Forest pursuant to clause (a)(ii) of the definition of Restricted Investments shall not exceed $30,000,000; provided that the foregoing limitation shall be increased from time to time (without duplication of any increase pursuant to clause (a)(ii) of the definition of Restricted Investments) by the amount of repayments and prepayments made to a Borrower by a Foreign Subsidiary or City Forest.”

(v) Section 10.2.8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“ 10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to (a) any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (b) any Borrowed Money (other than the Obligations, the Potlatch Indebtedness, Debt permitted under Section 10.2.1(v), and Debt under the 11 1/2% Senior Secured Notes) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent) unless (i) permitted under Section 10.2.1(n) or (ii) such repayment is made with the proceeds of an issuance of Equity Interests by Clearwater not otherwise prohibited under the terms of this Agreement; (c) the Potlatch Indebtedness unless such repayment is made with the proceeds of (i) Debt permitted under Section 10.2.1(g); (ii) an Asset Disposition permitted under clause (g) of the definition of Permitted Asset Disposition; or (iii) an issuance of Equity Interests by Clearwater not otherwise prohibited under the terms of this Agreement; (d) payments (other than those set forth in clause (a) above) on intercompany loans, except payments by an Obligor to a Borrower; or (e) Debt permitted under Section 10.2.1(v) unless such repayment is made with the proceeds of: (i) Debt incurred to refinance such Debt; or (ii) an issuance of Equity Interests by Clearwater not otherwise prohibited under the terms of this Agreement.”

(w) Section 10.2.9(a)(iii)(D) of the Loan Agreement is hereby amended and restated in its entirety to read as follows: “(D) Borrower Agent provides Agent with notice: (1) no less than ten (10) days prior to such liquidation or dissolution if a Borrower is the subject of such liquidation or dissolution, and (2) no more than thirty (30) days after such liquidation or dissolution if any Person other than a Borrower is the subject of such liquidation or dissolution;”

(x) Section 10.2.9(b) of the Loan Agreement is hereby amended by inserting the following before the period at the end thereof: “; provided that nothing in this clause (b) shall prohibit the reorganization or conversion of any Obligor (other than Clearwater) into a corporation, limited liability company or other permissible form or organization for a business upon no less than five (5) days prior written notice to Agent of such reorganization or conversion.”

(y) Section 10.2.14 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases and other contracts; (d) imposing any restrictions on any Property pursuant to an agreement that has been entered into in connection with a Permitted Disposition of such Property; (e) under the Sub Bond Facility; (f) under the 11 1/2% Senior Notes Indenture; (g) in connection with the Debt described in Section 10.2.1(g); (h) in connection with the Debt described in Section 10.2.1(q); in connection with the Debt described in Section 10.2.1(v); or (h) in connection with the Debt described in Section 10.2.1(r).”

(z) Effective upon the consummation of Project Columbia, Schedule 9.1.20 to the Loan Agreement is hereby amended and restated in its entirety with Schedule 9.1.20 attached hereto or as further amended with the consent of the Agent.

2. Effectiveness of this Amendment. The following shall have occurred before this Amendment is effective:

(a) Amendment. Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Consent Fee. Borrower shall have paid to Wells Fargo Capital Finance, LLC a consent fee in the amount of $250,000, which fee is fully earned, non-refundable, and due and payable on the date hereof.

(c) Representations and Warranties. The representations and warranties set forth herein must be true and correct.

(d) No Default. No event has occurred and is continuing that constitutes an Event of Default.

(e) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3. Representations and Warranties. Borrower represents and warrants as follows:

(a) Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment and each Loan Document to which Borrower is a party (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document to which Borrower is a party (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e) No Default. No event has occurred and is continuing that constitutes an Event of Default.

4. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without giving effect to any conflict of law principles (but giving effect to Federal laws relating to national banks). The consent to forum and arbitration provisions set forth in Section 14.15 of the Loan Agreement are hereby incorporated in this Amendment by reference.

5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or a substantially similar electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or a substantially similar electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

6. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Loan Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Agent and the Lenders.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

7. Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

8. Estoppel. To induce Lenders to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Agent or any Lender with respect to the Obligations.

9. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER

CLEARWATER PAPER CORPORATION, a Delaware corporation

By:	/s/ Linda K. Massman
Name:	Linda K. Massman
Title:	Vice President and Chief Financial Officer

AGENT AND LENDERS

BANK OF AMERICA, N.A., as Agent and as Lender

By:	/s/ Ron Bornstein
Name:	Ron Bornstein
Title:	Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as Lender

By:	/s/ Tim Gulmino
Name:	Tim Gulmino
Title:	Vice President